Exhibit 15.1

November 13, 2022

RingCentral, Inc.

Belmont, California

Re: Registration Statement No. 333-234647 on Form S-3 and Registration Statements Nos. 333-263172, 333-202367, 333-209794, 333-216297, 333-223228, 333-229898, 333-236641 and 333-253651 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 13, 2022 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

San Francisco, California